Exhibit 10.2

SECOND AMENDMENT TO
8% SENIOR SECURED CONVERTIBLE DEBENTURES DUE AUGUST 15, 2014

This Amendment (“Amendment”), made as of June 6, 2014, by and between Lilis Energy, Inc. f/k/a Recovery Energy, Inc., a Nevada corporation (the “Company”), and each holder executing a signature page hereto (the “Holders”), amends that certain Securities Purchase Agreement, dated as of February 2, 2011, as amended, between the Company and certain of the Holders as well as additional parties identified as holders on the signature pages thereto (the “Original Purchase Agreement”); that certain Securities Purchase Agreement, dated as of March 19, 2012, as amended, between the Company and certain of the Holders as well as additional parties identified as holders on the signature pages thereto (the “Second Purchase Agreement”); that certain Securities Purchase Agreement, dated as of June 18, 2013, as amended, between the Company and certain of the Holders as well as additional parties identified as holders on the signature pages thereto (the “Third Purchase Agreement” and together with the Original Purchase Agreement and the Second Purchase Agreement, the “Purchase Agreements”); those certain 8% Senior Secured Convertible Debentures due May 16, 2014, as amended, issued pursuant to the Original Purchase Agreement (the “Original Debentures”); those certain 8% Senior Secured Convertible Debentures due May 16, 2014, issued pursuant to the Second Purchase Agreement (the “Second Debentures”); and those certain 8% Senior Secured Convertible Debentures due May 16, 2014 issued pursuant to the Third Purchase Agreement (the “Third Debentures” and together with the Original Debentures and the Second Debentures, the “Debentures”).

Recitals

WHEREAS, the Company issued the Original Debentures pursuant to the Original Purchase Agreement, the Second Debentures pursuant to the Second Purchase Agreement, and the Third Debentures pursuant to the Third Purchase Agreement;

WHEREAS, on January 31, 2014, the Company and the holders of the Debentures, including the Holders, entered into a Conversion Agreement in the form attached hereto as Exhibit A (the “Conversion Agreement”), pursuant to which they converted a portion of the Debentures;

WHEREAS, on May 19, 2014, the Company and the Holders agreed to extend the maturity date of the Debentures from May 16, 2014 to August 15, 2014; and

WHEREAS, the Company and the Holders now wish to amend the Debentures to extend the maturity date from May 16, 2014 to January 15, 2015 and to make other changes.

NOW THEREFORE, in consideration of the promises and mutual covenants and obligations herein set forth and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, accepted and agreed to, the parties hereto, intending to be legally bound, hereby agree as follows:

Agreement

1.             Maturity Date.  The Company and each Holder hereby agree to extend the Maturity Date (as defined in the Debentures) of the Debentures held by such Holder from August 15, 2014 to January 15, 2015.

2.             Event of Default. The Company and each Holder hereby agree to amend Section 8(a)(iii) to read as follows:

iii.           a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below), including, but not limited to, any failure of the Company to meet its obligations under that certain Settlement Agreement, by and among the Company, Hexagon, LLC, Labyrinth Enterprises LLC, The Reiman Foundation and Scott J. Reiman, dated as of May 30, 2014, without regard to any notice or cure periods contained therein;

3.             Obligations of the Holders Several and Not Joint. The Company and each Holder hereby acknowledge and agree that the obligations of each Holder that is a party hereto pertains only to the Debentures held by such Holder, that the failure of one or more Holder to execute this Agreement shall not affect the obligations of the Holders who do execute this Agreement, and that no Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Holder hereunder.

4.             Waiver.  Each of the Company and each Holder hereby waives any actual or alleged breach of the terms of the Debentures or the Purchase Agreements that may have occurred prior to the date of this Amendment. In addition, the parties hereby agree that any default by the Company under the Credit Agreements between the Company and Hexagon, LLC (f/k/a Hexagon Investments, LLC)(“Hexagon”), dated as of January 29, 2010, March 25, 2010, and April 14, 2010, as each has been or may be amended, or the promissory notes or other agreements between the Company and Hexagon with respect thereto, shall not constitute an Event of Default under the Debentures, so long as there is an effective agreement in place between the Company and Hexagon pursuant to which Hexagon agrees to forebear from enforcing its rights thereunder.

5.             Authority.  Each Holder hereby represents and warrants that it is a party to one or both of the Purchase Agreements and has full power and authority to enter into this Amendment on the terms set forth herein.

6.             Further Assurances.  Holders shall from time to time execute such additional instruments and documents, take such additional actions, and give such further assurances as are or may be reasonable or necessary to implement this Amendment.

7.             Binding Effect.  The terms of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

8.             Reaffirmation of Debenture Terms.  All terms of the Purchase Agreements, as previously amended, shall, except as amended hereby, remain in full force and effect, and are hereby ratified and confirmed.

9.             Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard for principles of conflict of laws thereof.

10.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date first set forth above.

COMPANY

Lilis Energy, Inc.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

HOLDERS

EZ Colony Partners, LLC, a Delaware limited liability company

/s/ Bryan Ezralow
Name:	Bryan Ezralow as Trustee of the Bryan
Ezralow 1994 Trust
Title:	Managing General Partner

Jonathan & Nancy Glaser Family Trust DTD 12/16/1998 Jonathan M. Glaser and Nancy E. Glaser TTEES

/s/ Jonathan Glaser
Name:	Jonathan Glaser
Title:	Trustee

Wallington Investment Holdings, Ltd.

/s/ Michael Khoury
Name:	Michael Khoury
Title:	Director

Steven B. Dunn and Laura Dunn Revocable Trust DTD 10/28/10, Steven B. Dunn & Laura Dunn TTEES

/s/ Steven B. Dunn
Name:	Steven B. Dunn
Title:	Trustee

G. Tyler Runnels and Jasmine N. Runnels TTEES The Runnels Family Trust DTD 1-11-2000

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Trustee

EMSE, LLC, a Delaware limited liability company

/s/ Marc Ezralow
Name:	Marc Ezralow
Title:	Manager

Exhibit A
Conversion Agreement